Exhibit 23.2

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the (a) Registration Statement (Form S-8 No. 333-91639) pertaining to the Expedia, Inc. 1999 Amended and Restated Stock Option Plan, (b) Registration Statement (Form S-8 No. 333-91623) pertaining to the 1999 Employee Stock Purchase Plan, (c) Registration Statement (Form S-8 No. 333-91631), pertaining to the 1999 Stock Option Plan for Non-Employee Directors, (d) Registration Statement (Form S-3 No. 333-51146) pertaining to the resale of 9,183,884 common shares, (e) Registration Statement (Form S-8 No. 333-65138) pertaining to the Expedia, Inc. 401(k) Plan, (f) Registration Statement (Form S-3 No. 333-73168) pertaining to the issuance of 3,200,000 warrants and 6,700,000 common shares, (g) Registration Statement (Form S-3 No. 333-81240) pertaining to registration of 4,200,000 warrants and 4,200,000 common shares, (h) Registration Statement (Form S-3 No. 333-81646) pertaining to resale of 955,000 common shares, (i) Registration Statement (Form S-8 No. 333-101910) pertaining to the Expedia, Inc. 2001 Stock Plan and the Expedia, Inc. 1999 Amended and Restated Stock Option Plan, of our report dated February 5, 2003 (except for the second paragraph of Note 15, as to which the date is March 19, 2003), with respect to the consolidated financial statements and schedule of Expedia, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/    Ernst & Young LLP

Seattle, Washington

March 28, 2003